Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-260647
November 1, 2021
Allegro MicroSystems, Inc. Announces Secondary Offering of Common Stock
MANCHESTER, N.H., Nov. 1, 2021 (GLOBE NEWSWIRE) -- Allegro MicroSystems, Inc. (Nasdaq: ALGM) (“Allegro”), a global leader in sensing and power semiconductor technology, announced today a secondary offering of 7,000,000 shares of its common stock by OEP SKNA, L.P., an affiliate of One Equity Partners (the “Selling Stockholder”). The offering consists entirely of secondary shares of common stock to be sold by the Selling Stockholder and Allegro will not receive any proceeds from the sale of such shares. In addition, the Selling Stockholder has granted the underwriter a 30-day option to purchase up to an additional 1,050,000 shares of common stock.
Barclays is acting as the sole underwriter for the proposed offering. Barclays may offer the shares of common stock from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.
This offering is being made pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission (the “SEC”). The shares of common stock will be offered only by means of a prospectus supplement and the accompanying prospectus forming a part of the effective shelf registration statement. Before you invest, you should read the prospectus in that registration statement and the documents incorporated by reference in that registration statement, as well as the prospectus supplement related to this offering.
Copies of the prospectus supplement related to this offering and the accompanying prospectus may be obtained, when available, from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone (toll-free): (888) 603-5847 or by emailing: barclaysprospectus@broadridge.com. You may also obtain these and the other documents referred to above for free by visiting the SEC’s website at www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the expected sale of common stock by the Selling Stockholder in the offering described above. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the factors discussed under the caption “Risk Factors” in the prospectus supplement related to this offering and our other filings with the SEC, any of which could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contact Data:
Katherine Blye
Senior Director, Investor Relations
Phone: +1 603 626-2306
kblye@allegromicro.com